                            SCHEDULE 14C

                           (RULE 14c-101)

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

                   SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/X/      Preliminary information statement

/ /      Confidential for Use of the Commission Only (as permitted by Rule
         14c-5(d)(2))

/ /      Definitive information statement

                        HealthCare Properties, L.P.
                     ----------------------------------
                (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

/ /    No fee required.

/X/    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)    Title of each class of securities to which transaction applies:

                   Units of Limited Partnership Interests
                ---------------------------------------------

(2)    Aggregate number of securities to which transaction applies:

                                  4,151,535
                                -------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       A filing fee of $2,575.31 was calculated by multiplying one-50th of one percent by the aggregate cash proceeds to be received by the Registrant ($12,876,562).

(4)    Proposed maximum aggregate value of transaction:

                                 $12,876,562
                               ---------------

(5)    Total fee paid:  $2,575.31

/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

                                                               PRELIMINARY COPY

                                                       FOR INFORMATION PURPOSES
                                                             NO REPLY NECESSARY

                                       July 4, 1998

Dear Unit Holders:

     In recent reports to the Unit Holders of HealthCare Properties, L.P. (the "Partnership"), we informed you of our continuing efforts to enhance your investment's value. We are extremely pleased to provide to you the attached Information Statement, which we believe, constitutes a major step in meeting this goal.

      The Partnership was formed in 1987 with the original investment objective of acquiring and leasing health care properties. Capital Realty Group Senior Housing, Inc., your General Partner, began its association with the Partnership in 1992 and assumed general partner duties in June 1993. At that time, the Partnership faced severe economic problems because the lessees of eight of the twelve health care properties the Partnership owned defaulted, including one which filed for bankruptcy due to alleged Medicaid over reimbursements. As a result, the Partnership faced a severe cash flow crisis and a number of lenders threatened actions against the Partnership for back due mortgage payments that exceeded several million dollars.

     Your General Partner immediately began to restructure the Partnership's management and assets. The restructuring included, among other activities, negotiating a sale or deedback of four distressed Partnership properties with significant past due mortgages and a full release of liability to the Partnership, restructuring Rebound lease with significantly increased lease payments to the Partnership, and taking back control the Cambridge facility out of Chapter 11 bankruptcy proceedings.

     As mentioned in previous communications, the General Partner has continued to explore ways to enhance Unit Holder returns and improve the Partnership's long-term value. The General Partner has been primarily focused on optimizing the value of the Partnership's assets. The General Partner believes that it is in the Partnership's best interests that once the asset value is optimized, the Unit Holder's interest be converted into cash.

     The General Partner believes that it has optimized the investment returns that could be provided by the Partnership's assets. Accordingly, it believes the continued management of these assets will not further optimize the returns to the Unit Holders. Moreover, the General Partner does not believe that significant investment opportunities exist in the subacute-care/nursing-care industry, and related real estate assets. The General Partner believes, therefore, the next step in optimizing your Partnership investment involves the merger of an affiliated entity with and into the Partnership and the Unit Holders, other than Capital Senior Living Properties, Inc. (the "Company") which owns approximately 56.6% of the Units, receiving cash in exchange for their Partnership Units (the "Merger"). It is anticipated that the Merger, if completed, will result in Unit Holders, other than the Company, (based on a value of the entire Partnership of approximately $30 million), receiving approximately $7 per Unit prior to deducting certain closing expenses and withholding reserves as discussed in more detail herein. Over the past two years, the Units have primarily traded among both affiliated and non-affiliated entities between $3 and $6 per Unit.

      Before deciding to proceed with the Merger, various alternatives were considered in order to optimize Unit Holder returns, including continued management of the Partnership's assets, as well as the sale of substantially all the assets and reinvesting the proceeds. Each of these alternatives is discussed in the Information Statement and should be reviewed. The General Partner concluded ultimately that Unit Holder returns would not be further optimized and that the Merger is the best course of action. The Information Statement contains important information about the Merger, including the fees that the General Partner and its affiliates will receive as part of the Merger.

     The General Partner has a 2% general partnership interest in the Partnership and the Company owns approximately 56.6% of the Units. The General Partner and the Company have confirmed that they will approve the Merger. Therefore, the Partnership is not soliciting your approval. The Partnership is nevertheless pleased to enclose the attached Information Statement, which describes the Merger.

     Thank you for your time and consideration.

                                       Very truly yours,



                                       Capital Realty Group Senior Housing, Inc.
                                       Your General Partner

                                                               PRELIMINARY COPY

                               INTRODUCTION

     This Information Statement, which is being mailed to all holders of record as of the close of business on July 4, 1998 (the "Unit Holders") of one or more units representing beneficial units of limited partnership interests (the "Units") in HealthCare Properties, L.P., a Delaware limited partnership (the "Partnership"), on or about July 4, 1998 is furnished in accordance with the requirements of Regulation 14C under the Securities Exchange Act of 1934, as amended, by Capital Realty Group Senior Housing, Inc., a Texas corporation and the general partner of the Partnership (the "General Partner").

                           INFORMATION STATEMENT

     This Information Statement is being provided to you by the General Partner of the Partnership for use in connection with the proposed merger of Capital Senior Living Merger LLC (the "Merger Sub"), a Delaware limited liability company, and a wholly-owned subsidiary of the Partnership's affiliate, Capital Senior Living Properties, Inc., a Texas corporation (the "Company") with and into the Partnership (the "Merger"). As a result of the Merger, the Unit Holders' interest in the Partnership, other than the Company's, will be converted into cash. Accordingly, the Unit Holders, other than the Company, will have no interest in the surviving company. The Merger is expected to occur on or after July 24, 1998. The approval of Unit Holders holding a majority of the Units is required to approve the Merger.

     The Company owns 2,350,087 Units, which represents approximately 56.6% of the total Units outstanding. The Company has confirmed that it will approve the Merger. The General Partner has also determined that it will approve the Merger. Consequently, the Partnership is not soliciting your approval. This document is being provided to you for information purposes only. The Merger will be consummated on or after July 24, 1998 (more than 20 days from the date hereof). No meeting of the Unit Holders will be held.

     WE ARE NOT ASKING YOUR FOR A PROXY OR WRITTEN CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR WRITTEN CONSENT.

                        FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS IN THIS INFORMATION STATEMENT (INCLUDING DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS,
UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULT, PERFORMANCE, OR ACHIEVEMENTS OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES TO
BE MATERIALLY DIFFERENT FROM ANY FURTHER RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IN THIS INFORMATION STATEMENT, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT," "BELIEVE" AND SIMILAR EXPRESSIONS WHEN USED IN CONNECTION

WITH THE PARTNERSHIP OR ANY OF ITS AFFILIATES INCLUDING THEIR RESPECTIVE MANAGEMENTS, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS WERE BASED ON VARIOUS FACTORS AND WERE DERIVED UTILIZING NUMEROUS IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE PARTNERSHIP NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE MANAGEMENTS ASSUMES ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS.

                              THE PARTNERSHIP

     The Partnership (formerly known as Jacques-Miller Healthcare Properties, L.P.) was formed in March 1987, under the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), and will continue until December 31, 2075, unless terminated earlier under certain provisions of the Partnership's partnership agreement (the "Partnership Agreement"). The Partnership's executive office address is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240, and the telephone number is (972) 770-5600.

     The Partnership originally was formed for the purpose of acquiring, leasing and operating, and disposing of existing or newly constructed health care properties. The original Managing General Partner was Jacques-Miller, Inc. The Partnership commenced an offering of its Units to the public on August 31, 1987 (the "Offering"). The Offering was terminated on August 31, 1989, and some Units were sold to existing investors pursuant to the Partnership's distribution reinvestment plan until July of 1991. The Partnership issued a total of 4,172,457 Units in the Offering and received gross proceeds from the Offering of $43,373,269 and net proceeds of $38,748,791. In November and December of 1997, the Partnership repurchased 20,922 Units at $6 per Unit. Therefore, as of June 15, 1998, the Partnership had 4,151,535 Units outstanding.

     The Offering's net proceeds were invested in twelve properties (the "Properties") or used for working capital reserves. The Partnership partially financed the acquisition of eight of its original Properties with nonrecourse debt. The other four properties initially were unleveraged. As of June 15, 1998, four of the original Properties either had been sold or deeded back to the lenders, leaving the Partnership with four properties secured by debt and four properties unleveraged (the "Assets").

     By June of 1993, the general business focus of the Partnership had changed greatly, compounded by the fact that the former general partners were experiencing their own financial problems. Of the Properties, eight facility leases had been in default and the Partnership was operating three facilities. As a result, the Partnership's focus changed from leasing and disposing of health care properties to conducting complex and extensive lease and mortgage renegotiations complicated by actual or threatened bankruptcy proceedings and related litigation and operating nursing homes. The Partnership's then-current general partners sought a replacement general partner with the necessary experience and willingness to operate the

Partnership. After a diligent search, Capital Realty Group Senior Housing, Inc. ("General Partner") was selected and approved as the sole general partner through a Consent Solicitation, dated June 9, 1993. Capital's general policy objective since assuming its role has been to maintain sufficient cash and cash equivalents to address disruptions in the Partnership's lease revenues and to have adequate additional funds for investment in Asset improvements.

     As a continuation toward achieving its objective, the General Partner has been exploring ways to enhance Unit Holders' returns and improve long-term value to the Partnership. The General Partner believes that it has optimized the investment returns that could be provided by the Partnership's current Assets. Accordingly, it believes the continued management of these Assets will not further optimize the returns to the Unit Holders. Moreover, the General Partner does not believe that significant investment opportunities exist in the subacute-care/nursing-care industry and related real estate assets. The General Partner believes, therefore, the next step in accomplishing the full potential for your Partnership investment involves the merger of an affiliated entity with and into the Partnership and the Unit Holders receiving cash in exchange for their Partnership Units. The Merger, if completed, will result in Unit Holders, other than the Company, based on a value of the entire Partnership of approximately $30 million, receiving approximately $12.9 million or approximately $7 per Unit prior to deducting certain expenses and withholding reserves as discussed in more detail herein. The Units, over the past two years, have primarily traded among both affiliated and non-affiliated entities between $3 and $6 per Unit.

PARTNERSHIP'S PROPERTIES
------------------------

The following table summarizes key information about each of Partnership's properties:


                                           HEALTHCARE PROPERTIES, L.P.
                                               PROPERTY SUMMARY

                                 CEDARBROOK        CANE CREEK         CRENSHAW CREEK         SANDY BROOK
                                 --------------------------------------------------------------------------
Location                         Nashville, TN     Martin,TN          Lancaster,SC           Orlando, FL
Type                             Rehabilitation    Rehabilitation     Rehabilitation         Rehabilitation
Date Purchased                   10/87             11/87              6/88                   9/88

Purchase Price                   $3,955,000        $4,000,000         $3,900,000             $4,200,000
Original Mortgage Amount         $2,000,000        $2,200,000         $0                     $0
12/31/97 Mortgage Balance        $729,623          $581,555           $0                     $0
Mortgage Maturity                June 30, 1997*    December 1, 2001   N/A                    N/A
End of Lease Term                2001              2001               2001                   2001

                                 CAMBRIDGE         TRINITY HILLS      HEARTHSTONE            MCCURDY
                                 --------------------------------------------------------------------------

Location                         Cambridge, MA     Ft. Worth, TX      Round Rock, TX         Evansville, TN
Type                             Nursing           Nursing            Nursing                Nursing
Date Purchased                   9/90              2/88               11/88                  9/89

Purchase Price                   $5,100,000        $2,700,000         $3,625,000             $7,100,000
Original Mortgage Amount         $0                $0                 $1,600,000             $4,700,000
12/31/97 Mortgage Balance        $0                $0                 $1,306,222             $4,060,033
Mortgage Maturity                N/A               N/A                July 1, 2002           April 1, 2012
End of Lease Term                N/A               2000               2000                   2001


* On March 21, 1997, the lender agreed not to exercise its call rights on June 30, 1997 and the Partnership is currently negotiating the extension of this note until December 1, 2000.

CEDARBROOK, CANE CREEK, CRENSHAW CREEK AND SANDY BROOK FACILITIES

    Rebound, Inc. (a subsidiary of HealthSouth Corporation) leases the Cedarbrook, Cane Creek, Crenshaw Creek and Sandy Brook properties pursuant to a master lease with the Partnership. Due to low occupancy of the Sandy Brook facility, it was closed in 1994 and at this time the lessee has not provided any information on when it might reopen. Rental payments in March and April 1995 were discontinued by HealthSouth causing an interruption in the master lease. The General Partner met with HealthSouth and those payments were subsequently made in the second quarter of 1995. In February 1997, the Partnership was notified by HealthSouth of the closing of the Cedarbrook facility due to the low occupancy. At this time, the Partnership can not determine when this facility might reopen. HealthSouth has continued to make lease payments.

    Two recourse loans on Cedarbrook and Cane Creek were due in January 1996 in the aggregate amount of approximately $2,400,000. The Cedarbrook note was extended through March 31, 1996 and subsequently extended to June 30, 1997. The Partnership currently is negotiating an extension of the loan until December 1, 2001. The lender of the Cane Creek note agreed to extend the loan to December 1, 2001, pending completion of the final loan documents.

CAMBRIDGE FACILITY

    The lessee of the Cambridge facility, NCAC, filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in February of 1992. The Partnership commenced litigation against NCAC seeking full payment of future rentals under the lease of NCAC. On August 1, 1996, the United States Bankruptcy Court approved the transfer of the operations of NCA Cambridge Nursing Home to Cambridge Nursing Home Limited Liability Company, a subsidiary of the Partnership, thereby releasing the operations of the facility from the jurisdiction of the United States Bankruptcy Court. This property is now operated by the Partnership.

TRINITY HILLS, MCCURDY AND HEARTHSTONE FACILITIES

    The Partnership's other facility lessees are all current in their lease. In addition, the Partnership believes it likely that two of these lessees will pay additional rental amounts to the Partnership during future years based upon increased revenues at those facilities. There can be no assurance, however, of such increased revenue. Two of these facilities appear to be generating cash flow sufficient to fund their lease obligations, but Trinity Hills, at this time, is not generating sufficient cash flow to fund its lease obligations from property operations. The lessee, however, continues to fund the lease deficit.

                             THE GENERAL PARTNER

    The General Partner of the Partnership is Capital Realty Group Senior Housing, Inc., a Texas corporation ("General Partner"). The General Partner holds a 2% general partner interest in the Partnership. Effective June 10, 1998, the owner of the General Partner transferred its stock to Retirement Associates, Inc., a nonaffiliated entity. See "Changes in Control." The

General Partner's executive office address is 3516 Merrell Road, Dallas, Texas 75229, and the telephone number is (972) 308-8336.

                   CAPITAL SENIOR LIVING PROPERTIES, INC.

    Capital Senior Living Properties, Inc. (the "Company"), is a wholly owned subsidiary of Capital Senior Living Corporation, a Delaware corporation ("CSLC"). The Company owns approximately 56.6% of the Partnership Units. The Company's principal executive offices are at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240 and its telephone number is (972) 770-5600.

    CSLC consummated its initial public offering of its shares of common stock in November 1997. CSLC raised approximately $139 million in that offering. CSLC is one of the largest providers of senior living services in the United States in terms of its 1996 resident capacity, according to the Assisted Living Federation of America's Annual Largest Provider Survey. CSLC and its predecessors have provided senior living services since 1990.

    Messrs. Stroud and Beck collectively own approximately 46% of CSLC, and are executive officers and members of its Board of Directors.

                      CAPITAL SENIOR LIVING MERGER, LLC

    Capital Senior Living Merger, LLC (the "Merger Sub"), is a newly formed Delaware limited liability company whose sole member is the Company. The Merger Sub was created for the sole purpose of effectuating this transaction. The Merger Sub's principal executive offices are at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240 and its telephone number is (972) 770-5600.

                               SPECIAL FACTORS

BACKGROUND OF THE MERGER TRANSACTION

    The General Partner has from time to time considered and acted upon strategic alternatives for the Partnership, including acquisitions of additional properties and the sale of all or part of the Partnership's assets. During the first quarter of 1997, the Partnership entered into discussions with HealthCare Property Appraisers of America, Inc., a North Carolina corporation (the "Appraiser"), a financial advisor specializing in this type of appraisals, with a view toward retaining the Appraiser. Under the terms of an engagement letter entered into in March 1997, the Appraiser performed certain inspections of the Partnership's Assets, including a summary appraisal report of the Partnership's Assets. The Appraiser delivered his report in April 1997. Pursuant to the terms of the engagement letter, dated as of December 12, 1997, the Partnership engaged the Appraiser to deliver the updated Appraisals by December 26, 1997.

    During the fourth quarter of 1997, the General Partner began exploring selling its Assets to the Company, and in March 1998 began negotiating an asset purchase agreement with the Company. The Company was then an affiliate of the General Partner and the Partnership. The terms, including the purchase price, were similar to the proposed merger transaction. After additional investigation, however, the General Partner determined that an asset sale was not desired for two reasons. First, new investment opportunities were not sufficiently available to ensure that the Partnership's ongoing business would result ultimately in regular cash distributions to each Unit Holder. Presently, the Partnership is not making regular cash distributions. Second, an asset sales might have a negative impact on certain leases. Therefore, the General Partner abandoned its plans to sell all or substantially all of the Partnership's assets and reinvest the proceeds, and began considering the Merger.

    An alternative to the Merger considered by the General Partner would be to continue the Partnership as it currently exists. Continuing the Partnership would have a number of benefits, including the following:

    - The Partnership would continue to own the same Assets and have the same liabilities, and would maintain its existing investment objectives, consistent with the guidelines, restrictions and safeguards contained in the Partnership Agreement; and

    - Although there would be no immediate change in the cash distribution policy (which currently provides that the Partnership does not make any regular cash distributions), it is possible that sometime in the future the Partnership might be in a position to resume making regular cash distributions.

    Despite these benefits, the General Partner rejected this alternative because it concluded that maintaining the Partnership as it currently exists was less advantageous when compared with the benefits that the General Partner believes the Unit Holders will derive from the Merger. For example:

    - There is, and has been, limited liquidity for Unit Holders and this alternative provides cash in an amount greater than the current trading price of the Units.

    - To date, Unit Holders have not been able to realize their hoped for return on investment. The General Partner does not believe that the returns on the Partnership's current Assets will be further optimized over the next several years;

    - Unit Holders will receive cash for their Units if the Merger is consummated, but are unlikely to receive regular cash distributions, in the foreseeable future, if the Partnership continues in existence;

    - Tighter Medicare and Medicaid regulations and government restraints may cause smaller increases or even decreases in revenues to subacute and skilled care facilities;

    -  Two Partnership facilities have closed.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

     The Partnership, the Company and the Merger Sub intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into the Partnership. The Partnership will be the surviving entity with the same General Partner and assignor limited partner and with the Company becoming the sole Unit Holder. The General Partner will continue its general partner duties. The Partnership may ultimately be dissolved. The structure of the transaction was chosen for its minimal impact on the operation of the Partnership.

     A consequence of the Merger is that interests of Unit Holders, other than the Company will be converted into the right to receive cash. Accordingly, Unit Holders, other than the Company, will have no interest in the surviving entity. The amount of cash available for the conversion is based on the appraised value of the assets, plus the cash held by the Partnership, plus receivables, plus prepaid expenses, less payables and liabilities. As of March 31, 1998, the General Partner estimates the appraised value of the Assets is approximately $25,320,000, cash on hand is approximately $11,130,809, receivables $728,597, prepaid expense $24,680, payables $994,790, and long-term liabilities $6,539,798. Accordingly, the General Partner estimates, as of March 31, 1998, the Partnership's net value to be $29,669,498. Unit Holders, other than the Company, own 43.4% of the Units. Such Unit Holders, therefore, will receive approximately $12,876,562, which is approximately $7 per Unit. The amount distributed per Unit to Unit Holders, other than the Company, however, will be reduced to reflect their allocable share of a brokerage fee of 6% payable to an entity unaffiliated with the General Partner (although affiliated with the Company), and a 5% reserve to cover unknown pre-closing liabilities such as Medicare and Medicaid cost report adjustments and other closing expenses. The reserves will be maintained until the pre-closing liabilities have been paid, and the excess funds, if any, will be distributed to Unit Holders on a pro-rata basis.

     The Merger Agreement provides that the Merger will close on the second business day after the preconditions for closing have been met which is estimated to be on or about July 23, 1998.

SOURCE OF FUNDS

     The total amount of funds required by the Company to consummate the Merger is approximately $12,876,562. All necessary funds will be supplied by CLSC.

EXPENSES

     The General Partner anticipates that certain fees and expenses will be incurred in connection with the Merger including, without limitation, filing fees imposed by the Securities and Exchange Commission (the "SEC") or other governmental entities, brokerage fees, appraiser fees, legal and accounting fees, and printing costs. These expenses, except for the initial Appraiser fee of $24,000 which was paid by the Partnership and the brokerage fee, will be paid by the General Partner and are estimated to be as follows:


Brokerage fees*..................................     $1,780,169.88
Appraiser fees and expenses......................     $   28,000.00
Legal and Accounting fees and expenses...........     $   50,000.00
Miscellaneous\Filing\Printing....................     $   20,000.00
  TOTAL..........................................     $1,878,169.88


* Capital Realty Brokerage, Inc. an entity unaffiliated with the General Partner but affiliated with the Company.

THE GENERAL PARTNER'S RECOMMENDATION

     On June 19, 1998, the General Partner evaluated the various options for the Partnership and delivered its recommendation that the cash consideration to be received by the Unit Holders in the Merger was fair, from a financial point of view, to such Unit Holders.

     In reaching its recommendation, the General Partner was influenced by the following factors:

     (i) The Partnership's history of not making regular cash distributions and weak additional investment opportunities in nursing and subacute care facilities,

     (ii) The General Partner's efforts in seeking alternatives to increase Unit Holder value including selling the Assets and reinvesting the proceeds,

     (iii) The Asset appraisals performed by HealthCare Property Appraiser of America, Inc., a North Carolina corporation, and an unaffiliated party,

     (iv) The General Partner's knowledge of sales of comparable real estate and real estate related assets. The General Partner's independent determination was based on certain projections and estimates of adjusted cash flow of the Assets, inspections of each real property, its knowledge of certain competing properties in the same markets as each property and conditions in each local market, and the historical and budgeted operations of each property, and

     (v) The General Partner also reviewed the historical operating statements, assets and liabilities, future prospects, operating expectations, current cash flow estimates, other factors influencing the value and cash flow of each property, industry trends and outlook, and market conditions for sales or acquisition of Assets.

     In view of the wide variety of factors considered in connection with its consideration of the proposed Merger, the General Partner did not find it practicable, and did not quantify or otherwise attempt, to assign relative weights to the specific factors considered in reaching its determination.

     In approving the transaction, the General Partner was aware of and considered as a negative factor that as a result of the Merger, the Partnership's Unit Holders, other than the Company, would no longer participate in the Partnership's possible future earnings. However, taking into account that the Partnership has made no regular cash distributions, additional restrictions have been placed on Medicare and Medicaid reimbursements, the risks associated with real estate investments and the fees required to manage and administer the Assets, the General Partner believes that the Merger will achieve a fair price for the Partnership Interests and will optimize the value for the Unit Holders better than if it remained an operating entity.

CSLC RECOMMENDATION

      CSLC, as the sole shareholder of the Company, believes that the Merger is in the best interest of CSLC and the Company for the following reasons:

      - The resulting increased owned assets will make CSLC more attractive to investors;

      - CSLC also believes that it will benefit from the resulting larger asset base in its ability to spread costs; and

      - CSLC believes that it will be able to achieve operating efficiencies by combining certain general and administrative functions at the corporate level in order to reduce overhead.

INTERESTS OF THE GENERAL PARTNER AND ITS AFFILIATES

     Whether or not the Merger is consummated, the General Partner or its affiliates will continue to receive benefits from the operation of the Partnership. For property management services, the General Partner or its affiliates are entitled to receive leasing and property management fees. Under the Partnership Agreement, the General Partner or affiliates are reimbursed for all expenses of managing the Assets, including the salaries of on-site
managers and out-of-pocket expenses.   Also, the General Partner or its
affiliates are entitled to receive a property management fee. Since most of the Partnership's properties have long-term, triple-net leases and others have independent fee management engagements for most services, the General Partner or its affiliates received 1% of the monthly gross rental or operating revenues, totaling approximately $90,000, $72,000, and $80,000, in 1997, 1996, and 1995 respectively. Property management fees paid to the General Partner were approximately $330,000, $208,000, and $252,000, in 1997, 1996,
1995 respectively. Asset management fees paid to the General Partner were approximately $484,000, $740,000, and $712,000, in 1997, 1996, and 1995
respectively.

     The General Partner is reimbursed for its direct expenses relating to the administration of the Partnership. The General Partner or its affiliates received $206,000, $256,000, and $235,000 in reimbursements for such out-of-pocket expenses in 1997, 1996, 1995 respectively.

     CSLC has the right to receive from the General Partner all fees that the General Partner derives from its activities. As the Partnership will continue to own the Assets after the Merger, the General Partner and CSLC will continue to receive such fees. In addition CSLC and the Company are affiliated with Capital Realty Brokerage, Inc. who will receive a 6% brokerage fee for its services associated with the transaction.

APPRAISAL OF THE PARTNERSHIP ASSETS.

     During the first quarter or 1997, the Partnership engaged HealthCare Property Appraisers of America, Inc., a North Carolina corporation (the "Appraiser"), an unaffiliated party, to appraise the value of the Assets. Those appraisals were completed in April 1997 and showed a total value of $25,320,000 including two residential properties that were appraised by Robert Collier, SRA. In December 1997, the Partnership engaged the Appraiser to update the appraisals (collectively with the appraisals completed in April 1997, the "Appraisals") it delivered in April, 1997 to ensure that the Assets' value had not materially changed. The updated Appraisals were received on December 20, 1997 and showed no material change in the value of the Assets.

     The Partnership paid the Appraiser $24,000 (plus its out of pocket expenses) to perform the appraisals during the second quarter of 1997. The General Partner or its affiliates has paid the Appraiser $4,000 (plus its out of pocket expenses) in connection with delivering the updated Appraisals. No portion of this fee is contingent on the valuation of the Assets or consummation of the Merger.

     The General Partner placed the following restrictions and conditions on scope of the Appraiser's investigation. The Appraisals must be completed in a professional manner and comply with the requirements of the Uniform Standards of Professional Practice established by The Appraisal Institute. The Appraiser will make a visual inspection of the properties to observe how this type of property is considered in the open real estate market as it would relate to market value. Each inspection will be of a general nature and will not include a detailed inspection of the site or the structure(s). Some of the excluded items are a detailed inspection of the structure(s) as to its condition, the floor load, electric power capacity, air conditioning, heat and ventilating system, structural impediments, code violations (including earthquake), soil condition, toxic waste or any similar effects of toxic materials affecting the property. The Appraisals will assume (i) responsible ownership and competent management of each property; (ii) that there are no hidden or unapparent conditions affecting each property that will render it more or less valuable; (iii) full compliance with all applicable federal, state and local zoning and environmental regulations and laws (unless noncompliance is stated, defined and considered in the Appraisals); and (iv) that all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates in the Appraisals are based.

     The Appraiser utilized the following approaches in valuing the Assets. Some assets were appraised under an income capitalization approach, which analyzes the Assets' capacity to generate income (or other monetary benefit) and converts this capacity into an indication of market value. This approach assumes that there is a definite relationship between the amount of market value. This approach assumes that there is a definite relationship between the amount of income a property will earn and its market value. It also assumes value is created by the expectation of future benefits. Since the Assets have high occupancy with short-term leases, the Appraiser also utilized a direct capitalization method. Direct capitalization allows for the estimate of market value in one direct step by applying a market-derived overall capitalization rate to the stabilized net operating income of each Asset.

     The Appraiser also considered the sales comparison approach. This approach compares the Assets to other properties that have recently sold in the relevant market area. In addition, the Appraiser utilized the cost approach. In this approach, the costs to replace improvements are estimated. Deductions were made for accrued depreciation, and the result will be combined with the estimated value of the underlying land.

     The Appraiser determined that the appraised value of the Assets is $25,320,000. The specific results are summarized in the following table:



                                           HEALTHCARE PROPERTIES, L.P.
                                               APPRAISAL SUMMARY

                                 CEDARBROOK        CANE CREEK         CRENSHAW CREEK         SANDY BROOK
                                 --------------------------------------------------------------------------
Location                         Nashville, TN     Martin, TN         Lancaster, SC          Orlando, FL
Type                             Rehabilitation    Rehabilitation     Rehabilitation         Rehabilitation
Date Purchased                   10/87             11/87              6/88                   9/88

Appraised Value 4/97             $1,380,000*       $2,000,000         $240,000               $500,000
Appraised Value 12/97            $1,380,000        $2,000,000         $240,000               $500,000

                                 CAMBRIDGE         TRINITY HILLS      HEARTHSTONE            MCCURDY
                                 --------------------------------------------------------------------------

Location                         Cambridge, MA     Ft. Worth, TX      Round Rock, TX         Evansville, IN
Type                             Nursing           Nursing            Nursing                Nursing
Date Purchased                   9/90              2/88               11/88                  9/89

Appraised Value 4/97             $1,650,000        $2,400,000         $5,900,000             $11,250,000
Appraised Value 12/97            $1,650,000        $2,400,000         $5,900,000             $11,250,000


* Includes two residential properties appraised by Rober Collier, SRA.


                 EFFECT OF THE MERGER ON UNIT HOLDERS' RIGHTS

     Unit Holders, other than the Company, will have their interest in the Partnership converted into cash. Accordingly, Unit Holders, other than the Company, will have no interest in the surviving entity.

                    ACCOUNTING TREATMENT OF THE TRANSACTION

     The Merger will be accounted for under the "purchase" method in accordance with generally accepted accounting principles ("GAAP"). Therefore, the aggregate consideration paid by Merger Sub will be allocated to the Partnership's assets and liabilities based upon their fair market value with any excess being treated as excess of investment over net assets acquired.

                      FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the Merger's material U.S. Federal income tax consequences to a Unit Holder who holds such Units as a capital asset. The discussion is based on laws, regulations, rulings and decisions in effect on the date of mailing of this Information Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. Federal taxation that may be relevant to particular Unit Holders in light of their personal circumstances or to Unit Holders subject to special treatment under the Internal Revenue Code of 1986, as amended. In addition, the discussion does not address the Merger's state, local or foreign tax consequences arising under the laws of any state, local or foreign jurisdiction.

     EACH UNIT HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH UNIT HOLDER.

     The Partnership is classified as a partnership for federal income tax purposes. Accordingly, the Partnership is not itself subject to federal income tax. It files an annual partnership information return with the IRS and reports the results of operations using the accounting method selected by the General Partner. Each Unit Holder's distributive share of the Partnership's income, gain, losses, deductions and credits are reported separately on such Unit Holder's personal income tax return. Each Unit Holder's distributive shares of the Partnership's taxable income or gain is taxed to such Unit Holder regardless of whether such Unit holder receives any distribution of cash or assets form the Partnership. Thus, in any particular year, a Unit Holder's taxable income from the Partnership, and under certain circumstances, even the tax on that income, could exceed the amount of distributions, if any, such Unit Holder receives from the Partnership in that year.

     The receipt of the per Unit merger consideration pursuant to the Merger will be treated as a sale of Units for cash for U.S. Federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The Unit Holder will recognize gain on the sale of his Units to the extent the amount realized on the sale exceeds the Unit Holder's adjusted basis in the Units. Generally, each Unit Holder should qualify for capital gain treatment on the sale of his Units. Each Unit Holder will, however, recognize ordinary income to the extent the Partnership holds, at the time of the Merger, inventory items or unrealized receivables (including, for this purpose, certain items of property subject to depreciation recapture rules).

                  FEDERAL OR STATE REGULATORY REQUIREMENTS

     No federal or state regulatory requirements must be complied with and no approvals from federal or state agencies must be obtained.

                                   REPORTS

     The Partnership received the updated Appraisals on December 20, 1997 regarding the assets currently owned by the Partnership. HealthCare Property Appraisers of America, Inc., an unaffiliated third party appraiser and a specialist in making valuations of this type, gave the updated Appraisals.

                              MATERIAL CONTRACTS

     The terms of the Merger will be contained in the Merger Agreement. See "Special Factors--Summary of the Material Terms of the Merger" and "Special Factors--Interests of the General Partner and its Affiliates."

                            FINANCIAL INFORMATION

     A copy of the Partnership's latest Form 10-K accompanies this Information Statement, for the fiscal year ended December 31, 1997 as well as a copy of its Form 10-Q for the quarter ended March 31, 1998. Reference to the Partnership's financial statements may be made to these documents.

COMPARATIVE PER UNIT DATA

     Set forth below is comparative per Unit data for the Partnership on a historical basis. Historical information for the Partnership has been derived from its selected financial data included elsewhere herein.


                      HEALTHCARE PROPERTIES L.P.


                            12 MONTHS ENDING   3 MONTHS ENDING
                               DEC. 31, 1997    MARCH 31, 1998
                               -------------    --------------
BOOK VALUE PER UNIT
    Equity                        25,191,959        25,264,702
    Outstanding Units              4,172,457         4,151,535
                                  ----------        ----------
    Book Value per Unit                 6.04              6.09

CASH DIVIDENDS PER UNIT
    Dividends                        325,000                 0
    Outstanding Units              4,172,457         4,151,535
                                  ----------        ----------
    Cash Dividends per Units            0.08              0.00

NET INCOME PER UNIT
    Net Income                     1,452,334           198,272
    Outstanding Units              4,172,457         4,151,535
                                  ----------        ----------
    Net Income per Unit                 0.35              0.05


Note: Cash dividends per share since inception ($11,713,434/4,172,457) - $2.81

                            APPRAISAL RIGHTS

     Neither DRULPA nor the Partnership Agreement provides for dissenter's or appraisal rights (that is, rights of non-consenting Unit Holders to exchange their Units for payment of their fair market value), regardless of whether such Unit Holder has consented to the Merger.


            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

UNITS OF LIMITED PARTNERSHIP.

     The number of Units outstanding as of June 22, 1998 is 4,151,535. Each Unit is entitled to one vote.

     The following table sets forth certain information as of March 31, 1998 concerning the beneficial ownership, as such term is defined in Rule 13d-3 of the SEC under the Exchange Act, of management and persons who own more than 5% of the outstanding Units.


Name and address                    Amount and nature
of beneficial owner                 of beneficial owner   Percent of class
-------------------                 -------------------   ----------------
Capital Senior Living Properties,        2,350,087              56.6%
Inc.(1)
14160 Dallas Parkway
Suite 300
Dallas, TX 75240

Capital Realty Group Senior
Housing, Inc.(2)
14160 Dallas Parkway
Suite 300
Dallas, TX 75240


(1) The Company is a wholly owned subsidiary of CSLC. Jeffrey L. Beck and James A. Stroud own approximately 46% of CSLC and may be deemed beneficial owners of the Units held by the Company.
(2) Capital owns a 2% interest in the Partnership as the General Partner.


                             CHANGES IN CONTROL

     On June 10, 1998, the sole owner of the General Partner, Capital Realty Group Corporation, sold all of its shares of Capital Realty Group Senior Housing, Inc. common stock to Retirement Associates, Inc. ("Associates") for $855,000. The source of the funds is a Promissory Note for $855,000 with a five-year term and bearing an interest rate of 10% per annum. The interest will accrue on the Promissory Note and be payable at the maturity of the Promissory Note. Associates in the maker of the note, and Capital Realty Group Corporation is the payee.

     Mr. Robert Lankford is the President of Associates and he has had prior business relationships with Messrs. Beck and Stroud. The directors of Associates are Kathy Granzberg and Karri Hickman who also serve as Vice President and Secretary of Associates, respectively. Ms. Granzberg and Ms. Hickman are employed principally by an unaffiliated third party. In addition, they provide and are compensated for certain services as employees of CSLC, which services account for less than 25% and 5% of their time, respectively.

                            ADDITIONAL INFORMATION

     The Partnership is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Website at http://www.sec.gov that contains reports, proxy statements and other information. After consummation of the Merger, the Partnership will no longer be required to file reports, proxy statements or other information with the SEC.

     This Information Statement is accompanied by copies of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Form 10-Q for the quarter ended March 31, 1998 as filed with the SEC (attached hereto as Annex A and Annex B respectively).

     This Information Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents are available, without charge, to any person entitled to receive this Information Statement, upon written request, from the General Partner, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240, Attention: Capital Realty Group Senior Housing, Inc. A requested exhibit will be furnished by first-class mail, or other equally prompt means, within two business days of such request.